inZon to Receive Growth Capital
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Monday March 27, 4:01 pm ET

DELRAY BEACH, Fla.--(BUSINESS WIRE)--March 27, 2006--inZon Corporation (OTCBB:IZON - News), a dynamic global telecommunication service participant in the fast growing Voice over Internet Protocol
(VoIP) wholesale telecom market, announced today that Macenta Capital Corp., a St. Louis, Missouri based private equity firm, has committed to provide the Company with up to $5 million of equity funding in multiple tranches, the first of which is expected to close within the next 10 days. Said inZon's CEO, David F. Levy, "We are delighted to now have access to the liquidity necessary to our expansion plans. The Company operates in an environment where speed, agility and adaptability are key, and the time normally required to secure financing for a significant growth opportunity can sometimes put you out of the running." The details of the announced funding and the related agreements will be described in and attached to a current report to be filed by the Company on Form 8-K. Mr. Bill Hughes, fund manager of Macenta Capital, stated, "We believe in inZon's management team, and we feel the Company's business plan makes this an attractive investment opportunity for us. We view this financing as the first part of a long-term relationship with inZon."

About the Company
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inZon Corporation is a global communications corporation with three distinct divisions; VoIP Telecom, Digital Media and Wireless. The Company utilizes VoIP technologies to provide complete voice, fax, data and conference call services on an ASP platform using its own worldwide hybrid VoIP/TDM network, which uses leading edge monitoring and management software to thoroughly evaluate profitability in real-time and employs dynamic routing that enables the system to immediately react to changing network conditions and reroute based on predefined criteria. Its Digital Media division was established to leverage inZon's VoIP network platform and infrastructure to provide transport for broadcast video content. inZon's Wireless division utilizes software developed by its VoIP division to provide VoIP services to wireless applications.

For more information, visit http://www.inzon.net
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This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties, including those described in the Company's annual report on Form 10-KSB for the year ended December 31, 2005, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate. The Company makes no undertaking to update such forward-looking statements.

Contact:
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inZon Corporation, Delray Beach
David Levy, 561-279-8200 or 561-279-8300 fax
http://www.inzon.net
or
Investor Relations Firm
Brian Balbirne, 919-371-2368 or 919-882-1106 fax